Exhibit 10.7

FMC Technologies, Inc.

Salaried Employees’ Equivalent Retirement Plan

As Amended and Restated, Effective January 1, 2009

i

FMC Technologies, Inc. Salaried Employees’ Equivalent Retirement Plan

Section 1. Establishment and Purposes of the Plan. The FMC Technologies, Inc. Salaried Employees’ Equivalent Retirement Plan (the “Plan”), as established effective May 1, 2001 by FMC Technologies, Inc., a Delaware corporation (“Company”), is hereby amended and restated effective January 1, 2009. The purpose of the Plan is to provide employees of the Company and its affiliated companies that have adopted the Plan (each such company an “Employer”) with the retirement benefits they would have received under the Part I – Salaried and Non-Union Hourly Employee’ Retirement Plan of the FMC Technologies, Inc. Employees’ Retirement Program (the “Salaried Retirement Plan”), but for the limitations of Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended (the “Code”), and but for the fact that amounts an employee defers under the FMC Technologies, Inc. Non-Qualified Savings and Investment Plan (“Non-Qualified Savings Plan”) are not pensionable earnings under the Salaried Retirement Plan.

The Company intends for the Plan to comply in operation with Code Section 409A on and after January 1, 2005 and to comply in documentational form on and after January 1, 2009.

Section 2. Participants. An employee of any Employer who is an active participant in the Salaried Retirement Plan will become a “Participant” on the day he or she becomes entitled to an Excess Benefit under Section 3. Once an individual is a Participant, he or she will remain a Participant until his or her entire Excess Benefit has been paid.

Section 3. Excess Benefit. Each employee of an Employer who is an active participant in the Salaried Retirement Plan will be entitled to receive an “Excess Benefit” equal to the amount, if any, by which his or her accrued benefit under the Salaried Retirement Plan is reduced:

(a)	to comply with the limitations of Code Section 415;

(b)	because his or her pensionable earnings exceed the annual compensation limit under Code Section 401(a)(17), as adjusted; and

(c)	because deferred compensation is not included in the definition of pensionable earnings under the Salaried Retirement Plan.

Section 4. Funding. The amount of a Participant’s Excess Benefit, if any, will be determined at the time the Participant becomes entitled to receive a retirement benefit under the Salaried Retirement Plan, or at another time determined by the Committee (as defined in Section 8) in its sole discretion, according to rules of uniform application. Neither the Company nor any Employer is required to segregate on its books or elsewhere any amount to be used to pay Excess Benefits, and no accounts will be maintained for Participants under the Plan. This Plan will be unfunded, and Excess Benefits will be payable only from the general assets of the Company or any Employer. Each Participant has only the rights of an unsecured creditor of the Company or any Employer, as to his or her Excess Benefit.

Section 5. Establishment of Trust. The Company has established a rabbi trust in order to accumulate assets to pay Plan obligations, which is an irrevocable trust subject to the jurisdiction of U.S. federal courts that may hold an insurance contract or contracts and/or such other assets as determined by the Company. The assets and income of the trust will be subject to the claims of the Company’s creditors in the event of the Company’s bankruptcy or insolvency. The establishment or maintenance of the trust will not affect the Company’s liability to pay Excess Benefits, except that the liability shall be reduced to the extent assets of the trust are used to pay Excess Benefits. A Participant will have no claim in any asset of the trust, or in specific assets of the Company or any Employer, and will have the status of a general unsecured creditor for any amounts due under this Plan.

Section 6. Payment of Excess Benefit. A Participant’s Excess Benefit shall be paid pursuant to this Section 6. A Participant’s Excess Benefit will be paid to such Participant according to the form of payment elected by such Participant, which form may be either (a) a lump sum or (b) monthly installments over a period of five (5) years, such payment(s) to commence no later than 90 days following the Participant’s separation from service for any reason. The actuarial factors and assumptions provided in Section 7 shall be used in determining the actuarial equivalent present value of any benefit.

Upon initial participation in the Plan, a Participant shall have until January 31 of the calendar year following the calendar year in which the Participant commences participation in the Plan pursuant to Section 2 to make an initial election with respect to the form of payment. Absent a valid form of payment election, a Participant shall receive payment of his or her Excess Benefit in the form of a lump sum as soon as administratively possible, but in any event no later than 90 days following separation from service for any reason. In the event of the Participant’s death prior to the commencement of payment, and notwithstanding a Participant’s election to the contrary, payment shall be made in the form of a lump sum, such lump sum to be paid to the Participant’s beneficiary as designated pursuant to a valid beneficiary designation form filed with the Plan (“Beneficiary”) within 90 days following death. Notwithstanding the foregoing, except for payments made upon separation from service due to death, no payments shall be made to a Participant who is a “specified employee” (as defined in Code Section 409A) of the Company or any Employer (regardless of whether such Employer has adopted the Plan) until on or after the first day of the seventh calendar month following the Participant’s separation from service.

Notwithstanding the above to the contrary, a Participant may elect to have his or her Excess Benefit paid in a form other than as initially elected above, provided that:

(a)	Such election shall not take effect until at least 12 months after the date on which the election is made;

(b)	The first such payment must be deferred for a period of not less than five years from the date such payment would otherwise have commenced; and

(c)	Such election shall not be effective if made less than 12 months prior to the date the payment is otherwise scheduled to commence.

With respect to payments made in installments, the balance of such installments that remain to be paid shall be credited with interest based on the interest rate used to calculate actuarial equivalent present values set forth in Section 7.

Notwithstanding the general distribution election rules under Code Section 409A or the above to the contrary, pursuant to the transition rules set forth in Treasury regulations promulgated pursuant to Code Section 409A and other IRS guidance issued in connection with Code Section 409A thereto, a Participant shall be permitted to make a new payment election with respect to the form of payment of the Participant’s Excess Benefit, provided, such election (1) is made on or before December 31, 2005, December 31, 2006, December 31, 2007 or December 31, 2008, as applicable, (2) shall apply only to amounts that would not otherwise be payable in 2005, 2006, 2007 or 2008, respectively, and (3) shall not cause an amount to be paid in 2005, 2006, 2007 or 2008, respectively, that would not otherwise be payable in such year.

Section 7. Actuarial Equivalent Benefit.

Conversion of a Participant’s Excess Benefit will be based on the 1994 Group Annuity Reserving Table (weighted 50% male and 50% female, projected to 2002 using Scale AA), or the applicable mortality table prescribed under Code Section 417(e)(3) or other guidance of general applicability issued thereunder, and the lesser of 6% interest or the 30-year Treasury rate for November of the preceding Plan Year.

Section 8. Administration of the Plan. This Plan will be administered by the Company or, as delegated by the Board, by the FMC Technologies, Inc. Employee Welfare Benefits Plan Committee (the “Committee”). The Committee has all necessary power to administer the Plan, including the authority and duty to interpret and apply the Plan’s terms, adopt any rules or regulations the Committee deems necessary or desirable to operate the Plan, make whatever determinations are permitted or required to maintain or administer the Plan and take any other actions that prove necessary to administer the Plan properly, in accordance with its terms. Any decision of the Committee as to any matter within its authority will be final, binding and conclusive upon the Company, each Employer, and each Participant, former Participant, Beneficiary or other person claiming under or through any Participant or Beneficiary. An action of the Committee regarding a particular Participant will not be binding on the Committee regarding an action to be taken as to any other Participant. A member of the Committee may be a Participant, but he or she may not participate in any decision that directly affects his or her rights under the Plan, or the computation of his or her Excess Benefit. Each determination required or permitted under the Plan will be made by the Committee in its sole and absolute discretion. The Committee may delegate some or all of its Plan duties or responsibilities.

Section 9. Amendment and Termination. The Company may amend or terminate the Plan by action of its Board of Directors, or by action of a committee authorized by the Company’s Board of Directors to amend the Plan. Any Employer may terminate its participation in the Plan at any time by appropriate action, in its discretion. The Plan will automatically terminate as to any Employer upon termination of the Employer’s participation in the Salaried Retirement Plan. No amendment or termination of the Plan shall, without the express written consent of the affected current or former Participant or Beneficiary, reduce or alter any benefit entitlement (as defined below) of such Participant or Beneficiary. The benefit entitlement of any Participant or Beneficiary whose Excess Benefit payments shall have commenced on a date prior to or coincident with the date of a Plan termination or amendment shall be the amount and form of payment hereunder in effect at the time of such termination or amendment. The benefit entitlement of any other Participant or Beneficiary at such time shall be the Participant’s accrued Excess Benefit as calculated pursuant to Sections 6 and 7 which may not be paid immediately but only at employment termination according to Section 6. Any amendment or termination of the Plan shall be done in a manner so as to comply with Section 409A of the Code, related Treasury regulations and any other IRS guidance promulgated thereunder.

Section 10. Employment. Nothing in this Plan will be deemed to give any person the right to remain in the employ of the Company, any Employer or any of its affiliates, or affect the right of the Company, any Employer or any of its affiliates to terminate or change the terms of any Participant’s employment, with or without cause. By accepting any payment under this Plan, each Participant, former Participant and Beneficiary and each person claiming under or through a Participant, former Participant or Beneficiary, is conclusively bound by any action or decision taken or made under the Plan by the Committee, the Company or any Employer.

Section 11. Withholding for Taxes. Notwithstanding anything contained in this Plan to the contrary, any Employer will withhold from any distribution or deferral under the Plan whatever amount or amounts it is required to withhold to comply with the tax withholding provisions of the Code or any state income tax act for purposes of paying any income, estate, inheritance, employment or other tax attributable to any amounts distributable under the Plan.

Section 12. Immunity of Committee Members. The members of the Committee may rely upon any information, report or opinion supplied to them by any officer of an Employer or any legal counsel, independent public accountant or actuary, and will be fully protected in relying on any such information, report or opinion. No member of the Committee will have any liability to the Company, any Employer or any Participant, former Participant, Beneficiary, person claiming under or through any Participant or Beneficiary, or other person interested or concerned in connection with any Plan decision made by that member of the Committee, so long as the decision was based on any such information, report or opinion, and the Committee member relied on it in good faith.

Section 13. Action by Employer. Any action required or permitted to be taken under the Plan by an Employer must be taken by its board of directors, by a duly authorized committee of its board of directors, or by a person or persons authorized by its board of directors or an authorized committee.

Section 14. Effect on Other Employee Benefit Plans. Benefits accrued under this Plan will not be included in the Participant’s compensation or earnings for purposes of computing benefits under any other employee benefit plan maintained or contributed to by the Company or any Employer, except as and to the extent required under the terms of that employee benefit plan or applicable law.

Section 15. Non-Alienation of Benefits. A Participant’s rights to Excess Benefits under the Plan cannot be granted, transferred, pledged or otherwise assigned, in whole or in part, by the voluntary or involuntary acts of any person, or by operation of law, and will not be liable or taken for any obligation of the Participant. Any attempted grant, transfer, pledge or assignment of a Participant’s rights to an Excess Benefit will be null and void and without any legal effect.

Section 16. Employer Liability. Each Employer is liable to pay the Excess Benefits earned or accrued for its eligible employees who are Participants. With the consent of the Company’s Board of Directors (or of a duly appointed delegate of the Board of Directors), any Employer may assume any other Employer’s Plan liabilities and obligations. To the extent that an Employer assumes another Employer’s Plan liabilities or obligations, the second Employer will be released from any continuing obligation under the Plan. At the Company’s request, a Participant, former Participant or Beneficiary will sign any documents reasonably required by the Company to effectuate the purposes of this Section 16; provided that Participant’s Excess Benefits are not adversely affected.

Section 17. Notices. Any notice required to be given by the Company, an Employer or the Committee must be in writing and must be delivered in person, by registered mail, return receipt requested, or by regular mail, telecopy or electronic mail. Any notice given by mail will be deemed to have been given on the date it was mailed, correctly addressed to the last known address of the person to whom the notice is to be given.

Section 18. Gender, Number and Headings. Except where the context otherwise requires, in this Plan the masculine gender includes the feminine, the feminine includes the masculine, the singular includes the plural, and the plural includes the singular. Headings are inserted for convenience only, are not part of the Plan, and are not to be considered in the Plan’s construction.

Section 19. Controlling Law. The Plan will be construed according to the internal Laws of Delaware to the extent they are not preempted by any applicable federal law.

Section 20. Successors. The Plan is binding on all persons entitled to Excess Benefits under it, on their respective heirs and legal representatives, on the Committee and its successor, and on the Company and any Employer and their successors, whether by way of merger, consolidation, purchase or otherwise.

Section 21. Severability. If any provision of the Plan is held to be illegal or invalid for any reason, that illegality or invalidity will not affect the remaining provisions of the Plan, and the Plan will be enforced and administered, from that point forward, as if the invalid provisions had never been part of it.

Section 22. Subsequent Changes. All Excess Benefits to which any Participant, Beneficiary or other person is entitled under this Plan will be determined according to the terms of the Plan as in effect when the Participant ceases to be an employee for purposes of the Salaried Retirement Plan, and will not be affected by any subsequent changes in Plan provisions, unless the Participant again becomes an employee, or unless and to the extent the subsequent change expressly applies to the Participant, his or her Beneficiary, or other person claiming through or on behalf of the Participant or Beneficiary.

Section 23. Benefits Payable to Minors, Incompetents and Others. If any Excess Benefit is payable to a minor, an incompetent, or a person otherwise under a legal disability, or to a person the Committee reasonably believes to be physically or mentally incapable of handling and disposing of his or her property, the Committee has the power to apply all or any part of the Excess Benefit directly to the care, comfort, maintenance, support, education or use of the person, or to pay all or any part of the Excess Benefit to the person’s parent, guardian, committee, conservator or other legal representative, to the individual with whom the person is living, or to any other individual or entity having the care and control of the person. The Plan, the Committee, the Company and any Employer and their employees and agents will have fully discharged their responsibilities to the Participant or Beneficiary entitled to a payment by making payment under this Section 23.

Section 24. 409A Compliance. Notwithstanding any Plan provisions herein to the contrary, the Plan shall be interpreted, construed and administered in such a manner so as to comply with the provisions of Code Section 409A, Treasury Regulations and any other related Internal Revenue Service guidance promulgated thereunder.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed in its name and behalf on this 31st day of July, 2008, to be effective, as amended and restated, as of January 1, 2009.

FMC TECHNOLOGIES, INC.

By:	/s/ Maryann T. Seaman
Vice President, Administration